EXHIBIT 3
                           LETTER FROM AMISANO HANSON

A PARTNERSHIP OF INCORPORATED PROFESSIONALS                       AMISANO HANSON
                                                           CHARTERED ACCOUNTANTS


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for LegalPlay Entertainment Inc. (the "Company"). We have read the Company's current report on 8-K dated July 20, 2006 and are in agreement with the disclosure in Item 4.01, in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,


"Amisano Hanson"

AMISANO HANSON




750 WEST PENDER STREET, SUITE 604                      TELEPHONE: 604-689-0188
VANCOUVER CANADA                                       FACSIMILE: 604-689-9773
V6C 2T7                                                E-MAIL: amishan@telus.net